FORM 4

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940
_______________________________________________________________________________
1. Name and Address of Reporting Person
SJMB, LLC
-----------------------------------------------------
   (Last)            (First)            (Middle)
4295 SAN FELIPE, SUITE 200
-----------------------------------------------------
                     (Street)
HOUSTON,              TX               77027
-----------------------------------------------------
   (City)               (State)         (Zip)
_______________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol
BLACK WARRIOR WIRELINE CORP. (BWWL)
_______________________________________________________________________________
3. IRS or Social Security Number of Reporting Person (Voluntary)

_______________________________________________________________________________
4. Statement for Month/Year
   OCTOBER/2001
_______________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)

_______________________________________________________________________________
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X] 10% Owner
   [ ] Director
   [ ] Officer (give title below)
   [ ] Other (specify below)

7.Individual or Joint Group Filing (check applicable line)

[X]  Form filed by one reporting person

[ ]  Form Filed by more than one reporting person

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                                                        Page 2
FORM 4 (continued)


_______________________________________________________________________________
TABLE I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------
          1.                2.            3.                       4.                         5.               6.             7.
---------------------    --------     ----------     ------------------------------      -----------       ----------     ----------
                                                                                         Amount of         Owner-
                                                                                         Securities        ship
                         Trans-       Trans-            Securities Acquired (A)          Beneficially      Form:
                         action       action            or Disposed of (D)               Owned at          Direct         Nature of
                         Date         Code              (Instr. 3, 4 and 5)              End of            (D) or         Indirect
Title of                 (Month/      (Instr. 8)     ----------------------------        Month             Indirect       Beneficial
Security                  Day/        ----------       Amount    (A) or    Price         (Instr.           (I)            Ownership
(Instr. 3)                Year)       Code   V                     (D)                   3 and 4)          (Instr. 4)     (Instr. 4)
---------------------    --------     ----  ----     -----------  ------  ---------      -----------       ----------     ----------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)


TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g. puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------
     1.        2.       3.         4.         5.             6.                 7.           8.          9.         10.       11.
----------  --------  --------  --------  ----------    ------------      --------------   ------   ----------  --------- ----------
                                                                           Title and                            Ownership
                                          Number of     Date Exer-         Amount of                            Form of
                                          Derivative    cisable and        Underlying               Number of   Deriv-
                                          Securities    Expiration         Securities      Price    Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of       Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-   Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative    cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-   Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity      End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr.  Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)      (Instr. 4)   4)       (Instr. 4)
----------  --------  --------  ---- ---  ----  ----    -------  -----    -----   ------   ------   ----------  --------  ----------
Convertible                                                               Common
  Note        $0.75    9/10/01   S        533,333  D   9/10/01  12/31/04  Stock    533,333  $0.75                  D         (1)

                                                                          Common
Warrants      $0.75    9/10/01   S      1,640,000  D   9/10/01  12/31/04  Stock  1,640,000  $0.75  54,262,497      D         (1)



Explanation of Responses:

(1) Directly owned by SJMB, L.P. of which the Reporting Person is the sole general partner.




               /s/ JAMES H. HARRISON, CFO of SJMB, L.L.C.        11/29/01
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.